Exhibit 99.1

Maui Land & Pineapple Company Reports Fiscal 2024 Results

KAPALUA, Hawai‘i / March 31, 2025 (BusinessWire) – Maui Land & Pineapple Company, Inc. (NYSE: MLP) today reported financial results covering the year ended December 31, 2024 and announced the date and time of their Annual Meeting of Stockholders, which will be held virtually on Wednesday, May 21, 2025, at 8:30 a.m., Hawai‘i Standard Time, via conference call.

“In 2024, our team made significant strides in implementing a strategic plan to put our vast portfolio to its most productive use in a way that contributes to building stronger, more resilient communities,” remarks Race Randle, CEO of Maui Land & Pineapple Company, Inc. “Our progress in advancing a broad spectrum of land and housing projects can be credited to the exceptional talent we’ve added to our board and management team paired with a renewed focus on engaging and understanding the communities we serve.”

“The Company ended the year in a strong cash position, with increased operating revenue and a strong foundation for growth from an expanding volume of active, value-adding projects in the pipeline and non-strategic parcels listed for sale to fuel progress. Looking ahead, our focus remains on realizing the full potential of our landholdings to create value and meet Maui’s need for increased housing inventory, job opportunities, farms for local food production, water security and stronger connections to this special place."

Fiscal 2024 Highlights

In the past year, we increased land sales and development revenues from a variety of initial land and housing projects, grew leasing revenue across our portfolio, and continued to improve the performance of our resort amenity operations. Our GAAP net loss was primarily driven by one-time non-cash stock compensation costs due to stock option valuation expenses and accelerated vesting expenses for option and grant shares cancelled in August 2024. Our Adjusted EBITDA was positive for the year, reflecting the positive performance of our operations.

●	Operating Revenues – In 2024, MLP’s operating revenues totaled $11,565,000 as compared to $9,289,000 in 2023, an increase of $2,276,000 or 25%.
o	Land development and sales revenues amounted to $520,000 as compared to no operating revenue in 2023.
●

This is primarily attributed to $320,000 of contracting revenues from the Honokeana Homes Relief Housing Project with the State of Hawai‘i to house victims of the August 2023 Maui wildfires. MLP is administering $35,500,000 of state funded horizonal improvements to the land and will recognize revenue and costs but has agreed to no direct profit from this effort.

●	Additionally, $200,000 was attributed to the sale of a non-strategic parcel.
o

Property listed for sale – As of December 31, 2024, we had twelve non-strategic assets identified for sale. This was comprised of nine properties located in West Maui with a total approximate acreage of 350 acres, two properties located in Upcountry Maui totaling 12 acres, and an 11.7 acre parcel located in Hana, Maui. The twelve parcels are reported as “Assets Held for Sale” with an aggregate historical cost of approximately $82,000. Three of these parcels are actively listed for sale totaling 16.4 acres and combined listing price of $10.9 million.

o

Leasing revenues amounted to $9,621,000 in 2024 compared to $8,461,000 in 2023, an increase of $1,160,000 or 14%. This increase was the result of focused efforts to improve occupancy, bring leases to market rates, sign new leases for renovated commercial properties and lease over 1,000 additional acres of dormant former pineapple land for agricultural use.

o	Revenues for resort amenities increased by $596,000 or 72% from 2023 to 2024 as a result of accepting new memberships and improving collection of membership dues.
●	Costs and expenses – Operating costs and expenses totaled $18,919,000 for the year ended December 31, 2024, an increase of $4,659,000 compared to the year ended December 31, 2023.
o

The increase in operating costs were primarily attributed to a $3,466,000 increase in non-cash stock compensation costs due to valuation expenses for stock options issued to the directors of the company and the Chief Executive Officer. These were one time issuances to the newly formed 7-member board that became effective on January 1, 2024 and to the CEO who transitioned into his role on April 1, 2023.

o

Other increases are attributable to $509,000 in additional land development and sales costs primarily due to the direct development costs related to the Honokeana Homes Relief Housing Project, $586,000 in leasing costs driven by rise of insurance premiums, property management fees and commissions on new leases, and a one-time accelerated vesting expense for option and restricted grants cancelled in August 2024 amounting to $631,000.

●	Other Income (non-operating) – other income totaled $924,000 for the year ended December 31, 2024 compared to $707,000 at December 31, 2023, an increase of $217,000.
o

The $924,000 in 2024 was primarily due to $561,000 of recognized revenue from the sale of a ranch lot from a land development joint venture in Hali‘imaile, based on the gross sales price of $1,800,000 for a 6-acre agriculturally zoned lot, resulting in price per usable acre of $300,000. In February 2025, the joint venture sold the remaining 25-acre agriculture lot of the subdivision for $2,400,000, a value of $150,000 per usable acre.

●

Net loss – Net loss was ($7,391,000), or ($0.38) per basic and diluted common share in the year ended December 31, 2024, compared to net loss of ($3,080,000) or ($0.15) per basic and diluted common share in 2023. The net loss in 2024 was driven by the non-cash stock compensation expenses, increased operating costs for development and leasing, and $448,000 attributable to the former CEO’s severance paid during the year.

●

Adjusted EBITDA (Non-GAAP) – For the year ended December 31, 2024, after adjusting for non-cash income and expenses of $7,883,000, Adjusted EBITDA was $492,000. This represents a favorable increase of $1,154,000 from the reported Adjusted EBITDA in the amount of ($662,000) for the year ended December 31, 2023.

●

Cash and Investments Convertible to Cash (Non-GAAP) – Cash and investments convertible to cash totaled $9,522,000 on December 31, 2024, an increase of $687,000 compared to $8,835,000 at December 31, 2023.

Non-GAAP Financial Measures

Certain non-GAAP financial measures are presented in this press release, including Adjusted EBITDA and Cash and Investments Convertible to Cash, to provide information that may assist investors in understanding the Company's financial results and financial condition and assessing its prospects for future performance. We believe that Adjusted EBITDA is an important indicator of our operating performance because it excludes items that are unrelated to, and may not be indicative of, our core operating results. We believe cash and investments convertible to cash are important indicators of liquidity because it includes items that are convertible into cash in the short term. These non-GAAP financial measures are not intended to represent and should not be considered more meaningful measures than, or alternatives to, measures of operating performance or liquidity as determined in accordance with GAAP. To the extent we utilize such non-GAAP financial measures in the future, we expect to calculate them using a consistent method from period to period.

EBITDA is a non-GAAP financial measure defined as net income (loss) excluding interest, taxes, depreciation and amortization. Adjusted EBITDA is further adjusted for non-cash stock-based compensation expense, pension and post-retirement expenses, and other (gains)/losses, which includes (gain)/losses from asset impairments, asset dispositions, and derecognition of other assets. Adjusted EBITDA is a key measure used by the Company to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. The Company presents Adjusted EBITDA to provide information that may assist investors in understanding its financial results. However, Adjusted EBITDA is not intended to be a substitute for net income (loss). A reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure is provided further below.

Cash and Investments Convertible to Cash is a non-GAAP financial measure defined as cash and cash equivalents plus restricted cash and investments. Cash and Cash Investments Convertible to Cash is a key measure used by the Company to evaluate internal liquidity.

Additional Information

More information about Maui Land & Pineapple Company’s fiscal year 2024 operating results are available in the Form 10-K filed with the Securities and Exchange Commission and posted at mauiland.com.

About Maui Land & Pineapple Company

Maui Land & Pineapple Company, Inc. (NYSE: MLP) is dedicated to the thoughtful stewardship of its portfolio, including over 22,300 acres of land along with approximately 247,000 square feet of commercial real estate. The Company envisions a future where Maui residents thrive in more resilient communities with sufficient housing supply, economic stability, food and water security, and deep connections between people and place. For over a century, MLP has built a legacy of thoughtful stewardship through conservation, agriculture, community building, and land management. The Company continues this legacy today with a mission to thoughtfully maximize the productive use of its assets to meet the critical needs of current and future generations.

Company assets include land for future residential communities and mixed-use projects within the world-renowned Kapalua Resort, home to luxury hotels such as The Ritz-Carlton Maui and Montage Kapalua Bay, two championship golf courses, pristine beaches, a network of walking and hiking trails, and the Pu‘u Kukui Watershed, the largest private nature preserve in Hawai‘i.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to statements regarding the Company’s ability to put its land into productive use, increase housing supply and address the needs of the Maui community, and the Company’s ability to sell assets held for sale. These forward-looking statements are based upon the current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties, and contingencies, many of which are beyond the control of the Company. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements because of possible uncertainties. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC's Internet site (http://www.sec.gov). We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether because of new information, future developments or otherwise.

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CONTACT

Investors:	Wade Kodama | Chief Financial Officer | Maui Land & Pineapple Company
e: wade@mauiland.com

Media:	Ashley Takitani Leahey | Vice President | Maui Land & Pineapple Company e: ashley@mauiland.com Dylan Beesley | Senior Vice President | Bennet Group Strategic Communications e: dylan@bennetgroup.com

MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Years Ended December 31,
	2024	2023
	(in thousands except
	per share amounts)
OPERATING REVENUES

Land development and sales	$520	$-
Leasing	9,621	8,461
Resort amenities and other	1,424	828
Total operating revenues	11,565	9,289

OPERATING COSTS AND EXPENSES
Land development and sales	1,104	595
Leasing	5,006	4,420
Resort amenities and other	1,477	1,532
General and administrative	4,297	3,998
Share-based compensation	6,312	2,846
Depreciation	723	869
Total operating costs and expenses	18,919	14,260

OPERATING LOSS	(7,354)	(4,971)

Gain from derecognition of nonfinancial asset	-	1,626
Gain on assets disposal	48	-
Other income	924	707
Pension and other post-retirement expenses	(948)	(436)
Interest expense	(61)	(6)
NET LOSS	$(7,391)	$(3,080)
Other comprehensive income - pension, net	7	1,370

TOTAL COMPREHENSIVE LOSS	$(7,384)	$(1,710)

NET LOSS PER COMMON SHARE-BASIC	$(0.38)	$(0.15)

NET LOSS PER COMMON SHARE-DILUTED	$(0.38)	$(0.15)

MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2024	December 31, 2023
	(in thousands except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,835	$5,700
Accounts receivable, net	5,016	1,166
Investments, current portion	2,687	2,671
Prepaid expenses and other assets	507	467
Assets held for sale	82	-
Total current assets	15,127	10,004

PROPERTY & EQUIPMENT, NET	17,401	16,059

OTHER ASSETS
Investments, noncurrent	-	464
Investment in joint venture	968	1,608
Deferred development costs	14,410	12,815
Other noncurrent assets	2,233	1,273
Total other assets	17,611	16,160
TOTAL ASSETS	$50,139	$42,223

LIABILITIES & STOCKHOLDERS' EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$2,321	$1,154
Payroll and employee benefits	908	502
Accrued retirement benefits, current portion	140	142
Deferred revenue, current portion	833	217
Long-term debt, current portion	85	-
Line of credit	3,000	-
Other current liabilities	730	465
Contract overbillings	3,180	-
Total current liabilities	11,197	2,480

LONG-TERM LIABILITIES
Accrued retirement benefits, noncurrent portion	2,368	1,550
Deferred revenue, noncurrent portion	1,233	1,367
Deposits	1,968	2,108
Long-term debt, noncurrent portion	168	-
Other noncurrent liabilities	24	14
Total long-term liabilities	5,761	5,039
TOTAL LIABILITIES	16,958	7,519

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock--$0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock--$0.0001 par value; 43,000,000 shares authorized; 19,663,780 and 19,615,350 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	85,877	84,680
Additional paid-in-capital	15,202	10,538
Accumulated deficit	(61,008)	(53,617)
Accumulated other comprehensive loss	(6,890)	(6,897)
Total stockholders' equity	33,181	34,704
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$50,139	$42,223

MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION (NON-GAAP) UNAUDITED

	Fiscal Year Ended
	December 31,
	2024	2023
	(In thousands except per share
	amounts)

NET LOSS	$(7,391)	$(3,080)
Non-cash income and expenses
Interest expense	7	6
Depreciation	723	869
Amortization of licensing fee revenue	(133)	(133)
Share-based compensation
Vesting of Incentive Stock for former CEO and VP upon separation
Vesting of Stock Options granted to Board Chair and Directors	3,866	1,354
Vesting of Stock Compensation granted to Board Chair and Directors	566	487
Vesting of Stock Options granted to CEO	798	-
Vesting of employee Incentive Stock	1,082	1,005
Non-cash loss/(gain)	50	(1,606)
Non-cash pension and other post-retirement expenses	924	436

ADJUSTED EBITDA (LOSS)	$492	$(662)

	Fiscal Year Ended
	December 31,
	2024	2023
	(in thousands)

CASH AND INVESTMENTS
Cash and cash equivalents	$6,835	$5,700
Investments, current portion	2,687	2,671
Investments, net of current portion	-	464

TOTAL CASH AND INVESTMENTS CONVERTIBLE TO CASH	$9,522	$8,835